Exhibit 10.25
2011 EXECUTIVE SUPPLEMENTAL BONUS PLAN
Overview
The 2011 Executive Supplemental Bonus Plan (“the Plan”) is a cash plan based on the achievement of certain strategic milestones and threshold financial targets as established by the Board of Travelport Limited (“the Board”). Participation in the Plan is in addition to the management Performance Bonus Plan and any other broad-based and individual bonus arrangements.
Supplemental Bonus Plan — Q1 Dates

Supplemental Bonus Award	Period	Planned Scheduled Payment
1Q 2011	1st January to 31st March 2011	May 2011*

*	Subject to employment with Travelport Limited or its majority-owned subsidiaries (collectively, “the Company”) at the time of payment and the other terms and conditions of the Plan.
Supplemental Bonus Performance Measures and Individual Potential Payout
For a payout to be made under this Plan the relevant performance measures, as determined by the Board, must be met. The Company may adjust these performance measures based on unplanned events. If the relevant performance measures are not met in this quarter and no payment is made, the Company may request that the Board approve a “catch up” payment at a later date should the relevant performance measures be subsequently achieved.
Eligibility
Participation in the Plan is at the sole and absolute discretion of the Board (in the case of the Travelport Senior Leadership Team (“SLT”)) and Travelport Chief Executive Officer (for all other executives) and will be communicated in writing. In order to be eligible to receive a payment under the Plan, an executive must receive a written notice from a Travelport SLT member expressly designating them for being included in the Plan. In addition, except as set forth in this Plan, the executive must be actively employed in good standing as a regular employee of the Company (including without limitation current certification to the Travelport Code of Business Conduct and Ethics (“Code”) and all required training pursuant to the Code) through the date of payment or on an approved leave of absence at the time of payment.
An executive who meets one or more of the following is not eligible to receive any payment under the Plan:
1.	An executive who is not employed by the Company at the date of payment;

2.	An executive who has resigned at any time prior to the date of payment;

3.	An executive who has resigned and is still “working their notice” at the time of payment; and

4.	Any executive who has been terminated by the Company for performance, Cause or any other reason prior to the date of payment;
Provided, however, in the event that either (a) an executive is terminated without Cause (as defined in the executive’s Employment Agreement, contract of employment or letter agreement, or, if Cause is not defined in such agreement, the most recent Management Equity Award Agreement between Executive and TDS Investor (Cayman) L.P.) prior to payment under the Plan or (b) an executive resigns due to Constructive Termination (if applicable, as defined in executive’s Employment Agreement, contract of employment or letter agreement) or due to fundamental breach of contract (if applicable), the executive will receive a payment (or, if applicable, pro-rated payment based on the portion of the quarter they worked) at the time payments (if any) are made to active executives under the Plan, provided the executive executes, returns and does not revoke the required separation agreement or compromise agreement, as applicable, that is provided by the Company in order for executive to receive any severance payments.
The Company reserves the right to terminate, amend, modify and/or restate this Plan (in whole or in part) at any time and without advance notice. Nothing in this Plan creates a contract of employment or any expectation of any award beyond 2011. This Plan is designed to comply with applicable law and will be interpreted as such to the full extent possible.
NOTE TO US EMPLOYEES: Nothing in this Plan is intended to or shall alter the at-will employment relationship. Except as set forth in a duly-authorized and executed employment agreement, letter agreement or other agreement with the Company, employment at Travelport is at-will, which means that either executive or the Company can terminate the employment relationship at any time, with or without advance notice, for any reason or no reason at all.

In addition, the Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code and any regulations issued under Section 409A (collectively, “Section 409A”), and to the extent the Plan is not so exempt, to comply with Section 409A. To the extent that any provision in the Plan is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under the Plan shall not incur an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. Notwithstanding any provision of the Plan to the contrary, the Company does not guarantee the tax treatment of any payments or benefits under the Plan, whether pursuant to the Code, federal, state or local tax laws or regulations. Furthermore, this Plan is not an employee benefit plan under the Employee Retirement Income Security Act (“ERISA”) and shall not be treated or interpreted as an ERISA plan.